Consent of Independent Registered Public Accounting Firm

Viggle Inc.
New York, New York

We hereby consent to the incorporation by reference by reference in the Registration Statements on Form S-1 (No. 333-174481) and Form S-8 (No. 333-182978) of Viggle Inc. of our report dated September 16, 2014, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, LLP
New York, NY
September 29, 2014